ENERGYNORTH, INC.

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                           as Amended October 10, 1996


      This amended Dividend Reinvestment and Stock Purchase Plan (the "Plan") is approved by the Board of Directors of EnergyNorth, Inc. as of November 29, 1995, effective February 16, 1996. The Plan, as amended, reflects amendments to the Plan as it was originally approved by the Board of Directors on November 2, 1983, and as amended on August 7, 1985, July 10, 1987, April 5, 1989, August 2, 1989, July 17, 1991, January 23, 1992, November 5, 1993, February 15, 1995,
November 29, 1995, and October 10, 1996. The Plan is prepared in question and answer format in order to make it easier to follow.

PURPOSE

      1.    What is the purpose of the Plan?

      The Plan offers the holders of Common Stock of the Company a convenient method for investing all or part of their dividends in additional shares of the Company's Common Stock and, if dividends are reinvested, for making voluntary additional cash payments of up to $2,500.00 quarterly to purchase additional shares of the Company's Common Stock, without payment of service charges or brokerage commissions.

ELIGIBILITY

      2.    Who is eligible to participate in the Plan?

      Any holder of record of the Company's Common Stock is eligible to participate. Beneficial owners of Common Stock whose shares are held for them in registered names


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other than their own, such as in the names of brokers, bank nominees or trustees, must take appropriate steps to become a holder of record to qualify for Plan participation.

ADMINISTRATION

      3.    Who administers the Plan for the shareholders?

      The Plan is administered by the Dividend Reinvestment and Stock
Purchase Plan Committee ("the Committee") which is appointed by the Board of Directors of the Company. The Committee determines the rights of participants in accordance with the Plan. It may adopt such rules and regulations as it deems appropriate to promote the objectives of the Plan.

      ALL REQUESTS FOR INFORMATION REGARDING THE PLAN SHOULD BE
ADDRESSED TO:

            ENERGYNORTH, INC.
            Dividend Reinvestment and Stock Purchase Plan Committee 1260 Elm Street
            P.O. Box 329
            Manchester, N.H. 03105

      The designated agent under the Plan is First National Bank of Boston, Massachusetts (the "Agent" or "Bank of Boston"). The Agent is responsible for investing participants' funds and keeping continuous records of participants' accounts. The Agent will send participants statements of accounts at least quarterly and perform other duties for Plan participants as needed.

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      All written notices concerning the Plan should be mailed to the Agent at the following address:

            BANK OF BOSTON
            c/o Boston EquiServe, L.P.
            Dividend Reinvestment Department
            Mail Stop 45-01-06
            P.O. Box 1681
            Boston, MA 02105-1681

PARTICIPATION

      4.    How does an eligible shareholder participate?

      In order to participate, an eligible shareholder must complete an Authorization Form, provided by the Company, and deliver it to:

            BANK OF BOSTON
            c/o Boston EquiServe, L.P.
            Dividend Reinvestment Department
            Mail Stop 45-01-06
            P.O. Box 1681
            Boston, MA 02105-1681

Authorization Forms may be obtained from the Company on request.

      5.    Is partial participation in the Plan permitted?

      Yes. An eligible shareholder may elect to receive cash dividends on a specified number of shares and reinvest cash dividends on all remaining shares registered in the participant's name.

      6.    Is participation through optional cash purchases permitted?

      Yes. At the time a participant's first reinvestment of dividend is made, he may make voluntary cash payments to his Plan account in a minimum amount of $50.00 per payment,


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up to a maximum of $2,500.00 in any calendar quarter. A single maximum quarterly optional purchase limitation of $2,500.00 applies to multiple shareholder accounts held under a single taxpayer identification number.

      7.    When may a shareholder join the Plan?

      Eligible shareholders may join the Plan at any time. If the Authorization Form is received by the Agent on or before the record date for the payment of the next dividend (approximately 15 days in advance of the payment date), the dividend will be invested in additional shares of Common Stock for the applicant's Plan account. If the Authorization Form is received in the period between any dividend record date and payment date, that dividend will be paid in cash and the shareholder's initial dividend reinvestment will be delayed until the following dividend.

      Voluntary cash payments and sales of shares in accordance with the sale of shares procedure outlined in Questions 27-30 may be made at any time, beginning with the date on which the participant's first dividend reinvestment occurs.

      8.    What does the Authorization Form provide?

      The Authorization Form provides for the purchase of additional shares of the Company's Common Stock through the following investment options:

            Full Dividend Reinvestment - directs the Company to reinvest in accordance with the Plan all cash dividends on all shares of the Company's Common Stock then or subsequently registered in the participant's name.

            Partial Dividend Reinvestment - directs the Company to pay cash dividends to the participant on a specified number of shares, and to reinvest in accordance with the Plan all cash dividends on all remaining shares of the Company's Common Stock then or subsequently registered in the participant's name.




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      9.    How may a participant change options under the Plan?

      A participant in the Plan may change investment options by completing a new Authorization Form and returning it to the Agent.

      10.   How are optional cash payments made?

      The option to purchase shares of the Company's Common Stock through cash payments is available to each participant in the Plan beginning with the date on which his first reinvestment of dividend occurs. Optional cash payments by a participant must be at least $50.00 per payment and may not exceed a total of $2,500 per calendar quarter. The amount of optional cash payments need not be the same, and there is no obligation to make optional cash payments.

      An optional cash payment may be made by completing the appropriate section of the account statement, and forwarding it to the Agent together with a check or money order made payable to Bank of Boston, drawn against a United States bank in United States dollars, and mailed directly to the Bank of Boston, c/o Boston EquiServe, L.P., Dividend Reinvestment Department, Mail Stop 45-01-06, P.O. Box 1681, Boston, MA 02105-1681. Checks drawn against a non-U.S. bank must have "U.S. Currency" imprinted on the check. PAYMENTS FORWARDED TO ANY OTHER ADDRESS DO NOT CONSTITUTE A VALID DELIVERY. Payment must be received by the Agent at least five (5) business days prior to the investment date. Optional cash payments received by the Agent less than five (5) business days prior to an investment date will be held until the next investment date unless the participant requests that the payment be returned.

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


      All cash payments will be acknowledged by a receipt from the Agent. No interest will be paid by the Company or the Agent on optional cash payments.

Cash payments will be invested by the Agent in accordance with Question 13 below in full and fractional shares to four decimal places. Such shares will be placed in the participant's Plan account and administered in accordance with the terms and conditions of this Plan.

      Any payment received which is less than $50.00 per payment or in excess of $2,500.00 per quarter will be promptly returned to the participant. In the event that any check is returned unpaid for any reason, the Agent will consider the request for investment of such moneys null and void and will immediately remove from the participant's account shares, if any, purchased upon the prior credit of such moneys. The Agent shall be entitled to sell such removed shares to satisfy any uncollected amounts. If net proceeds of the sale of shares are insufficient to satisfy the balance of such uncollected amounts, the Agent shall be entitled to sell additional shares from the participant's account to satisfy the uncollected balance.

      On written request, a participant may receive the return of any voluntary cash payment if the request is received by the Agent no less than two business days before such payment is to be invested.

      11.   Is a participant obligated to make optional cash investments?

      No. While the optional cash investment feature offers an opportunity to increase his ownership under favorable terms, a participant is not required to make such cash payments.



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PURCHASING OF SHARES

      12. Are there any expenses to participants in connection with purchases under the Plan?

      No. There are no brokerage fees, service charges, or commissions charged to participants on the purchase of shares under the Plan. All costs of administration of the Plan are paid by the Company.

      13. What is the source of the shares purchased by participants under the Plan?

      Shares purchased by participants under the Plan for reinvested dividends and optional cash investments will either be issued from the Company's authorized but unissued shares or purchased by the Agent on the open market, as the Company, in its discretion, may direct. The Agent has full discretion as to all matters relating to open market purchases, including determination of the number of shares, if any, to be purchased on any day or time of day, the price paid for such shares, the manner in which such shares are purchased, and the persons from or through whom such purchases are made.

      Shares will be available for purchase through the Plan only to the extent that the Company has registered such shares with the Securities and Exchange Commission and, where necessary, state securities authorities. The Company reserves the right to not register additional shares. The Company will use reasonable efforts to assure that a sufficient number of shares of the Company's Common Stock is available for purchase through dividend reinvestments, and dividend reinvestment sales will be given priority over optional cash payment sales in the event that an insufficient number of shares is available. In the event that a sufficient number of shares of Common Stock is not available on any purchase date to satisfy all requests for purchases with optional cash payments, the available shares will be pro-rated among all participants seeking to make purchases with optional cash investments in proportion to the amounts of the optional cash payments, and the balance of each optional cash payment not used to purchase shares will be returned to the participant by the Agent.

      14.   When will participant's funds be invested?


      a. Newly issued shares. Cash dividends for which dividend reinvestment is authorized are automatically invested by the Agent in Common Stock of the Company commencing on the dividend payment date. That date is the Pricing Date for shares purchased with reinvested dividends that are issued by the Company from its authorized but unissued shares.

      Optional cash payments are invested monthly to purchase shares of the Company's Common Stock. In each month in which a cash dividend is paid on the Company's Common Stock, optional cash payments are invested as of the dividend payment date. In each other month, optional cash payments are invested as of the fifteenth (15th) day of the month, or, if that day is not a business day, on the following business day. That date is the Pricing Date for shares purchased with optional cash payments that are issued by the Company from its authorized but unissued shares.


      Notwithstanding this investment schedule, shares purchased by participants under the Plan may, for administrative purposes, be issued on or as of a date up to one week after the related pricing dates.


      b. Open Market purchases. If the shares of Common Stock purchased by participants under the Plan, with reinvested dividends or optional cash payments, are from shares purchased on the open market. Such dividends or cash payments are invested by the Agent commencing on the dividend payment date (or in months in which a cash dividend is not paid, commencing on the 15th day of the month, or if that day is not a business day, on the following business day).


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   15.    What is the price of shares purchased by participants?

         a.    Newly issued shares.

               [bullet] Reinvested dividends.  If the shares of Common Stock purchased under the Plan with reinvested dividends are from the Company's authorized but unissued shares, the purchase price will be 95% of the average of the daily high and low sales prices of the Company's Common Stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association during the period of five consecutive trading days ending on the Pricing Date (or the five consecutive trading days immediately preceding the Pricing Date, if the New York Stock Exchange is closed on the Pricing Date).

               [bullet] Optional purchases.  If the shares of Common Stock purchased under the Plan with optional cash purchases are from the Company's authorized but unissued shares, the purchase price will be the average of the daily high and low sales prices of the Company's Common Stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association during the period of five consecutive trading days ending on the Pricing Date (or the five consecutive trading days immediately preceding the Pricing Date, if the New York Stock Exchange is closed on the Pricing Date).

         b.    Open market purchases.

                        If the shares of Common Stock purchased by participants under the Plan with reinvested dividends or optional cash payments are from shares purchased on the open market by the Agent, the purchase price for participants will be 100% of the weighted average price, excluding commissions and other fees, of all shares purchased for participants (for both dividend reinvestment and optional cash purchases) making purchases under the Plan in that month.

      Although participants in the Plan pay no commission for the purchase of the Company's Common Stock under the Plan, they also experience the disadvantage of being unable to select the day upon which Common Stock is purchased under the Plan. Therefore, participants cannot time investments made under the Plan to coincide with fluctuations in the price of the Company's Common Stock.

      16.   How many shares are purchased by participants?

      The number of shares of the Company's Common Stock purchased by participants depends on the amount of cash dividends and optional cash payments available for investment and the price of the shares, subject to the availability of the shares as provided in Question 13, above. Each participant's account is credited with that number of shares, including fractions computed to four decimal places, equal to the total amount invested by the participant divided by the purchase price.

      17.   Are certificates issued for shares purchased under the Plan?

      Certificates for shares of the Company's Common Stock purchased by participants under the Plan will be issued only upon written request. All shares purchased under the Plan by a participant will be held by the Agent in a participant's Plan account until certificates are issued. The number of shares credited to a participant's account under the Plan is shown on the participant's statement of account. Upon written request, the Agent will issue to participants certificates for all whole shares of the Company's Common Stock that are in the participant's Plan account. Any fractions of shares held in Plan accounts will remain in the Plan account unless a participant requests in writing that he receive the cash value of any such fractional share. Under no circumstances will certificates for fractional shares be issued. The issuance of certificates does not affect the participant's continuation in the Plan in any way.

      Shares credited to the account of a participant under the Plan may not be assigned or pledged as collateral. A participant who wishes to pledge these shares must request that certificates for the shares be issued in the participant's name.

      18. Is safekeeping service available to hold certificates for participants?

      Yes. A safekeeping service is available at no cost to participants. Bank of Boston will hold shares in safekeeping for participants. The account statement identifies the number of shares held by the participant and the number held by the Agent for safekeeping.

      Participants can deliver certificates for full shares that they hold to the Agent for safekeeping. All certificates should be sent together with a letter of instruction requesting that the shares be held in safekeeping to Bank of Boston, c/o Boston EquiServe, L.P., Dividend Reinvestment Department, Mail Stop 45-01-06, P.O. Box 1681, Boston, Massachusetts 02105-1681. Certificates should be sent by either registered or certified mail, return receipt requested. Participants should not endorse a stock certificate being delivered for safekeeping. The participant bears the risk of loss of the certificates in transit. See the answer to Question 17 for additional information on the issuance of certificates.

      19.   In whose name will certificates for whole shares be issued?

      Each account in the Plan will be maintained in the same manner as the Company's shareholder account at the time the participant entered the Plan. Consequently, certificates for full shares will be similarly registered when issued.

      Upon written request, certificates can also be registered in names other than that of the participant subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the certificate or stock power bears the signature of the participant and the signature is guaranteed by a commercial bank, trust company or member firm of a stock exchange.


STATEMENTS

      20.   How will participants be advised of their purchase of stock?

      As soon as practicable after each purchase for his account, a statement will be mailed to the participant advising him of his investment. These statements are the participant's continuing record of cost information and should be retained for tax purposes.

      21. Will participants receive a report of their participation in the Plan?

      Yes. Each participant in the Plan will be furnished a written account statement following each dividend reinvestment and optional cash payment purchase, showing the number of shares purchased by the participant with dividends paid or cash invested on each such date and the price of such shares.

      22.   What other communications will a participant receive?

      Each participant will receive any amendments or supplements to the Plan or the Plan Prospectus, quarterly and annual reports, proxy statements and tax notices covering both directly held and Plan shares. However, participants will not receive duplicate mailings where the same materials are furnished as a result of their direct ownership of shares. In addition, where more than one shareholder has the same address, only one copy of certain materials will be sent to that address if shareholders to whom such materials are not sent agree thereto in writing.

DIVIDENDS

      23. Will participants be credited with dividends on shares held in their account under the plan?

      Yes. The Company pays dividends, as declared, to the record holders of all of its Common Stock. Shares purchased under the Plan will participate equally with other shares of Common Stock in all cash dividends, stock dividends, and stock splits declared after the date of purchase.

      Cash dividends declared on shares held in Plan accounts are added to all other cash dividends declared on all Common Stock registered in a participant's name and are administered in accordance with the directions contained in the participant's Authorization Form.

      Any stock dividends or split shares distributed by the Company on shares purchased under the Plan for which certificates have not been issued will be credited to the participant's Plan account and administered in accordance with the directions contained in the participant's Authorization Form. Certificates for such shares will be issued in accordance with paragraph 17 above.

      24. Are participants credited with dividends on fractions of shares held in the plan?

      Yes. Participants receive cash and stock dividends on fractions of shares, as well as whole shares, purchased under the Plan. Cash dividends declared on shares held in Plan accounts are added to all other cash dividends declared on all Common Stock registered in a participant's name and are administered in accordance with the directions contained in the participant's Authorization Form.

      25. Will certificates for shares distributed as stock dividends be issued to participants?

      Yes. Certificates for all whole shares issued as stock dividends declared on shares for which certificates have been issued will be issued directly to participants on the dividend payment date. Certificates for all whole shares issued as stock dividends declared on shares purchased under the Plan for which certificates have not been issued will be issued in accordance with paragraph 17 above.

VOTING

      26. How will shares acquired under the Plan be voted at annual or special meetings of shareholders?

      All shares owned by a participant may be voted by the participant in the same manner as shareholders not participating in the Plan.

SALE OF SHARES

      27.   May a participant sell shares under the Plan?

      Yes. A participant may direct the Agent to sell all or a portion of the shares held in the participant's Plan account and, generally, all or a portion of the shares represented by certificates which have been delivered to the Agent for safekeeping pursuant to the safekeeping service described in Question 18 above, at any time, beginning with the date on which the participant's first dividend reinvestment occurs, by written notice, preferably by completing the form provided with the account statement, to:

                  BANK OF BOSTON
                  c/o Boston EquiServe, L.P.
                  Dividend Reinvestment Department
                  Mail Stop 45-01-06
                  P.O. Box 1681
                  Boston, MA 02105-1681

However, the Company reserves the right to reject the sale of shares held by the Agent for safekeeping on the grounds of perceived abuse of this selling privilege. Such reservation is intended to prevent eligible shareholders from joining the Plan, and participants from delivering certificates for shares to the Agent for safekeeping under the Plan, solely for the purpose of exercising this selling privilege, and to encourage use of the Plan as a long-term shareholder investment service.

      28.   When does a notice to sell shares become effective?

      A notice to the Agent to sell shares is effective on the date it is received by the Agent. Such notice, however, must be received by the Agent at least 15 days prior to a dividend record date in order to make the sale effective on that dividend record date. If a notice to sell shares is received by the Agent less than 15 days prior to a dividend record date, that dividend will be reinvested according to the terms of this Plan and the notice to sell will take effect immediately after the settlement date of the reinvestment of such dividend.

      29. Are there any expenses to participants in connection with sales under the Plan?

      Yes. There are brokerage commissions on the sale of shares under this Plan. In addition, participants selling shares under the Plan will be required to pay any transfer tax (if applicable) arising in connection with the sale and an administrative fee of 5% of the gross proceeds (not to exceed $10.00) charged by the Agent. Such expenses will be deducted from the proceeds of the sale of the participant's shares.

      30.   What is the price of shares sold?

      The price of the Company's Common Stock sold under the Plan will be the actual price at which the shares are sold by the Agent. Following settlement of the sale of shares under this Plan, a participant will receive cash equal to the value of the shares sold by the Agent under this Plan less the brokerage commission, applicable transfer tax and administrative fee described in Question 29 above. Participants who elect to sell shares are advised that Common Stock prices may decline during the period between a request for sale and the sale. Such sale by the Agent will be made within ten business days of receipt of the request for sale.

TERMINATION OF PARTICIPATION IN PLAN

      31.   When can a participant withdraw from the plan?

      A participant can terminate his participation in the Plan at any time by written notice to:

            BANK OF BOSTON
            c/o Boston EquiServe, L.P.
            Dividend Reinvestment Department
            Mail Stop 45-01-06
            P.O. Box 1681
            Boston, MA 02105-1681

      Such notice is effective on the date it is received by the Agent. Such notice, however, must be received by the Agent at least 15 days prior to a dividend record date in order to make the termination effective on that dividend record date. If notice to terminate is received by the Agent less than 15 days prior to a dividend record date, that dividend is reinvested according to the terms of this Plan and the termination notice takes effect immediately after the settlement date of the reinvestment of such dividend. All subsequent dividends are paid directly to the shareholder unless the shareholder re-enrolls in the Plan.

      Upon such termination, the participant will receive cash equal to the value of any fractional shares held in his Plan account plus (a) a certificate for any full shares held in his account and (b) the proceeds of the sale of shares, in accordance with the sale of shares procedure, if the participant has requested that any full shares held in his Plan account be sold. The value of any fractional share will be the closing price of the shares of the Company's Common Stock on the day on which the participant's termination order is processed by the Agent.

      Whenever a participant owns no Common Stock of the Company other than a fractional share in his Plan account, the Company is authorized to terminate such participant's participation in the Plan and send him cash equal to the value of his fractional share, as outlined above.

      32.   When may a shareholder rejoin the Plan?

      Generally, an eligible shareholder may again become a participant at any time. However, the Company reserves the right to reject any authorization form from a previous participant on the grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term shareholder investment service.

      33.   Termination of the Plan by the Company.

      The Company may terminate the Plan at any time after notice to all participants. Upon such termination, each participant will receive a certificate for all full shares held in his Plan account and cash equal to the value of any fractional shares held in his Plan account.

FEDERAL INCOME TAX CONSEQUENCES

      34. What are the Federal income tax consequences of participation in the Plan?


      For federal income tax purposes, participants in the Plan will be treated with respect to dividends reinvested in the Company's authorized but unissued shares as having received, on the dividend payment date, income equal to the fair market value of Company Common Stock purchased through the Plan received on that date plus the amount of any cash received. The fair market value of shares purchased with reinvested dividends from the Company's authorized but unissued shares (and therefore at a discount) will normally be greater than the amount of the dividend had it been paid in cash and not reinvested. When shares are purchased in the open market, each participant will be treated as having received a dividend in the same amount of the cash dividend used to purchase shares on his behalf. Participants who reinvest dividends will also be treated as having received taxable income to the extent of commissions or fees paid by the Company to the Agent for open-market purchases.

      The basis of the Company's authorized but previously unissued shares received by a participant with respect to dividends will equal the fair market value of the same number of shares of the Company's Common Stock as of the dividend payment date. The basis of shares purchased on the open market with reinvested dividends will equal the participant's purchase price, increased by the amount of commissions or fees paid by the Company with respect to that open-market purchase. The basis of shares purchased through optional cash payments will be the participant's purchase price.

      Shares purchased through the Plan are treated with respect to the sale of shares like shares otherwise purchased by the participant, and sales made through the Plan are treated like sales of shares outside of the Plan.

      All comments concerning possible Federal income tax consequences of participating in the Plan are based upon the Federal tax law as of the date of this Prospectus. Since the Federal law is subject to change and each participant's tax consequences may be different, the participant is advised to consult his own tax advisors. Participants in the Plan are urged to save their account statements in order to calculate their tax basis per share.

Other Information

      35.   May the Plan be changed or discontinued?

      While the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. Any suspension, termination or modification will be announced to participating shareholders at least twenty (20) days prior to its effective date. Any change in the Company's determination to either issue shares from authorized but unissued shares or have the Agent purchase shares in the open market will also be announced to participants prior to the effective date of such charge.

      36. Who bears the risk of market price fluctuations in the Company's Common Stock?

      A participant's investment in shares purchased under this Plan is no different than his investment in shares of the Company acquired in other ways. The participant bears the risk of loss and the benefits of gain from market price changes with respect to all his shares. The Company cannot guarantee that shares purchased under the Plan will, at any time, be worth more or less than their purchase price, nor can the Company guarantee that share prices will not decline between a participant's request that shares be sold and the Agent's sale of those shares.

      37.   What are the responsibilities of the Company under the Plan?

      In performing its duties under the Plan, the Company is not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon the participant's death, the prices or timing at which shares are purchased under the Plan or fluctuations in market value of shares.

      38.   Who interprets and regulates the Plan?

      The Company reserves the right to interpret and regulate the Plan as deemed desirable or necessary in connection with its operation.

CONCLUSION

      The preceding Plan is drafted in question and answer format in order to make it easier to follow. Questions regarding the Plan and its administration should be directed to the Company at the address shown above.